SOURCE: STEPHEN H. CLARK		609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	September 30,
	2016		2,015
Operating Revenues:
Utility	$ 60,983		$57,507
Nonutility	158,099		83,555

Total Operating Revenues	219,082		141,062

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	25,353		21,808
- Nonutility	117,635		77,316
Operations	34,796		33,150
Maintenance	4,150		4,188
Depreciation	23,109		18,422
Energy and Other Taxes	1,449		1,231

Total Operating Expenses	206,492		156,115

Operating Income (Loss)	12,590		(15,053)

Other Income and Expense	2,223		2,241
Interest Charges	(7,355)		(8,107)

Income (Loss) Before Income Taxes	7,458		(20,919)

Income Taxes	(2,807)		10,968
Equity in Earnings (Losses) of Affiliated Companies	5,013		(2,581)

Income (Loss) from Continuing Operations	9,664		(12,532)

Loss from Discontinued Operations - (Net of tax benefit)	(29)		(91)

Net Income (Loss)	$ 9,635	$(12,623)

Basic Earnings per Common Share:

Continuing Operations	$ 0.12	$(0.18)
Discontinued Operations	—	—

Basic Earnings per Common Share	$ 0.12	$(0.18)

Average Shares of Common Stock Outstanding - Basic	79,478	68,607

Diluted Earnings per Common Share:

Continuing Operations	$ 0.12	$(0.18)
Discontinued Operations	—	—

Diluted Earnings per Common Share	$ 0.12	$(0.18)

Average Shares of Common Stock Outstanding - Diluted	79,635	68,607

	Nine Months Ended
	September 30,
	2016	2,015
Operating Revenues:
Utility	$ 312,925	$399,332
Nonutility	393,594	302,393

Total Operating Revenues	706,519	701,725

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	110,067	191,683
- Nonutility	284,236	240,093
Operations	109,843	108,813
Maintenance	12,793	12,114
Depreciation	66,106	52,671
Energy and Other Taxes	4,617	4,693

Total Operating Expenses	587,662	610,067

Operating Income	118,857	91,658

Other Income and Expense	8,787	7,522
Interest Charges	(24,744)	(24,182)

Income Before Income Taxes	102,900	74,998

Income Taxes	(34,885)	(2,366)
Equity in Earnings (Losses) of Affiliated Companies	5,038	(17,970)

Income from Continuing Operations	73,053	54,662

Loss from Discontinued Operations - (Net of tax benefit)	(176)	(441)

Net Income	$ 72,877	$54,221

Basic Earnings per Common Share:

Continuing Operations	$ 0.97	$0.80
Discontinued Operations	—	(0.01)

Basic Earnings per Common Share	$ 0.97	$0.79

Average Shares of Common Stock Outstanding - Basic	75,316	68,491

Diluted Earnings per Common Share:

Continuing Operations	$ 0.97	$0.80
Discontinued Operations	—	(0.01)

Diluted Earnings per Common Share	$ 0.97	$0.79

Average Shares of Common Stock Outstanding - Diluted	75,411	68,689